EXHIBIT 5.1
McCausland Keen & Buckman
Radnor Court, Suite 160
259 N. Radnor-Chester Road
Radnor, PA 19087
September 24, 2007
Airgas, Inc.
259 North Radnor-Chester Road, Suite 100
Radnor, Pennsylvania 19087

Re:	Airgas, Inc. Registration Statement on Form S-3 2,471,623 shares of common stock, par value $0.01 per share
Ladies and Gentlemen:
     We have acted as counsel to Airgas, Inc., a Delaware corporation (the “Company”), in connection with its filing on September 24, 2007 with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3, as may be amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), pertaining to the resale from time to time by the selling shareholders of up to 2,471,623 shares of the Company’s common stock, $0.01 par value per share (the “Shares”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof (the “Prospectus”), other than as expressly stated herein with respect to the Shares.
     As counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have examined and relied upon signed copies of the Registration Statement to be filed with the Commission, resolutions adopted by the board of directors of the Company as provided to us by the Company, the Certificate of Incorporation, as amended, and the By-Laws of the Company, as amended and restated, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions set forth herein. In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents. We are opining herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.
     Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and the Shares are validly issued, fully paid and nonassessable.

     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely, McCausland Keen & Buckman
By:	/s/ Nancy D. Weisberg
Nancy D. Weisberg, Vice President